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Exhibit 10.2

On UMB Letterhead


                                         January 16, 2001


Mr. Ronald L. Krutzman
Treasurer and Assistant Secretary
Laclede Gas Company
720 Olive Street
St. Louis, MO  63101

Dear Mr. Krutzman:

UMB Bank, n.a. (the "Bank") is pleased to provide a $5,000,000 line of credit maturing January 31, 2002 to Laclede Gas Company ("Laclede") for general corporate purposes and for commercial paper backup. The Bank will consider requests for advances with maturity dates of 90 days or less under the line of credit until January 31, 2002. Our officers may, at their discretion make short-term loans to Laclede under the following terms.

All borrowings will be priced at Laclede's option at: (i) Bank's prime rate,
(ii) at Libor for a similar principal amount and maturity plus 1/4 of 1%,
(iii) the Bank's Certificate of Deposit rate for similar maturity plus 1/2 of 1%, or (iv) the Federal Funds interest rate for similar maturity plus 1/4 of 1%. Notes issued under this line shall not exceed 90 days. If a note is outstanding with a majority after January 31, 2002, the note may be renewed in whole or in part provided no note shall mature later than May 1, 2002.

Interest shall be payable at maturity or on date of repayment. Interest shall be computed on the basis of actual 365/366 days for prime rate and Federal Funds rate borrowings and on actual 360 day basis for LIBOR or CD loans. Notes issued may be prepaid at any time without penalty.

It is understood that any loans obtained by any subsidiary of Laclede Gas Company, whether or not they are guaranteed by Laclede Gas Company, are excluded from this agreement and shall not be charged against the line of credit described above.



Main Office
2 South Broadway
P.O. Box 66919
St. Louis, Missouri
63166-6919
(314) 621-1000
umb.com

Member FDIC











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UMB
                                                       Page 2


We ask that you supply us with quarterly financial data and other information, which may be reasonably requested by the Bank from time to time. The Bank may terminate this agreement at any time if Bank determines in good faith that we are not satisfied with your conditions, operations or performance, financial or otherwise. This letter, a/k/a the Line of Credit Agreement, constitutes the entire understanding between the Bank and Laclede regarding the line of credit.



UMB Bank, N.A.

By:  /s/ Theresa D. Bible
Name:  Theresa D. Bible
Title:    Assistant Vice President

Accepted the 17th day of January, 2001


Laclede Gas Company

By:  /s/ Ronald L. Krutzman
Name:  Ronald L. Krutzman
Title:    Treasurer and Assistant Secretary


































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                                       January 16, 2001



Mr. Ronald L. Krutzman
Treasurer and Assistant Secretary
Laclede Gas Company
720 Olive Street
St. Louis, MO  63101

Dear Mr. Krutzman:

UMB Bank, n.a. (the "Bank") is pleased to provide a $10,000,000 committed line of credit maturing January 31, 2002 to Laclede Gas Company ("Laclede") for general corporate purposes and for commercial paper backup. The Bank will comply with requests for advances with maturity dates of 90 days or less under the line of credit until January 31, 2002. Our officers will make short-term loans to Laclede under the following terms.

All borrowings will be priced at Laclede's option at: (i) Bank's prime rate,
(ii) at Libor for a similar principal amount and maturity plus 1/4 of 1%,
(iii) the Bank's Certificate of Deposit rate for similar maturity plus 1/2 of 1%, or (iv) the Federal Funds interest rate for similar maturity plus 1/4 of 1%. Notes issued under this line shall not exceed 90 days. If a note is outstanding with a maturity after January 31, 2002, the note may be renewed in whole or in part provided no note shall mature later than May 1, 2002.

Interest shall be payable at maturity or on date of repayment. Interest shall be computed on the basis of actual 365/366 days for prime rate and Federal Funds rate borrowings and on actual 360 day basis for LIBOR or CD loans. Notes issued may be prepaid at any time without penalty.

It is understood that any loans obtained by any subsidiary of Laclede Gas Company, whether or not they are guaranteed by Laclede Gas Company, are excluded from this agreement and shall not be charged against the line of credit described above.







Main Office
2 South Broadway
P.O. Box 66919
St. Louis, Missouri
63166-6919
(314) 621-1000
umb.com

Member FDIC









                                 Page 31


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UMB
                                                     Page 2



This line of Credit is contingent upon payment to Bank by Laclede of a fee in the amount of 5 basis points per annum ($5,000) and the Bank receiving a properly executed promissory note that is satisfactory to the Bank for each advance.

Laclede agrees to provide the Bank with quarterly financial statements in a timely manner and other information, which may be reasonably requested by Bank. This letter, a/k/a the Committed Line of Credit Agreement, constitutes the entire understanding between the Bank and Laclede regarding the line of credit.




UMB BANK,N.A.


By: /s/ Theresa D. Bible
Name:  Theresa D. Bible
Title:  Assistant Vice President



Accepted the 17th day of January, 2001



Laclede Gas Company

By: /s/ Ronald L. Krutzman
Name:  Ronald L. Krutzman
Title: Treasurer and Assistant Secretary
























                                  Page 32